Exhibit 10.25

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (the “Agreement”), is made and entered into as of August 8, 2012 (the “Effective Date”), by and among Maxim Group, LLC (the “Holder”) and U.S. Dry Cleaning Services Corporation (the “Company”).

WHEREAS, on August 2, 2012, issued that certain 10% Senior Secured Promissory Note Due March 31, 2015, in an aggregate principal amount of Fifty Thousand Dollars ($50,000) (the “New Note”) to Holder; and

WHEREAS, the Company now desires to offer (i) an immediate payment of Sixteen Thousand Dollars ($16,000) (the “Cash Payment”) and (ii) stock grant representing Thirty-Four Thousand Dollars ($34,000) (the “Stock Value”) of common stock of the Company, in exchange for the cancellation of the New Note.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

1.                                      Payment of Purchase Price.  Within thirty (30) business days of the Effective Date, the Company shall make the Cash Payment to Holder by delivery of a check payable in immediately available funds or by wire transfer to an account designated by Holder.

2.                                      Cancellation of New Note.  The Holder hereby agrees that immediately upon receipt of the Cash Payment and without the need for any additional agreement or further written instrument: (i) the New Note shall be cancelled and the Company shall have no further obligations thereunder, (ii) Holder shall release, discharge, indemnify and hold the Company harmless from any claims, demands, causes of actions, liabilities or damages, known or unknown, which the Holder many now or hereafter have which is in any way connected to the New Note and (iii) Holder shall promptly return the New Note to the Company marked cancelled.

3.                                      Stock Grant.  If and when the Company consummates an underwritten public offering of shares of its common stock pursuant to a registration statement filed with and declared effective by the Securities Exchange Commission after the date of this Agreement (the “Public Offering”) or as soon as practicable upon demand by Holder to the Company, the Company agrees to transfer and convey title to Holder such number of shares of the Company’s common stock equal to the Stock Value divided by the lesser of (a) eighty percent (80%) of the per share price of the Company’s common stock sold in the Public Offering or (b) the lesser of (i) Five Dollars ($5.00), subject to proportionate adjustment for any stock splits, subdivisions, conversions, or reclassifications of any capital stock of the Company so that they conversion price most closely approximates the economic benefit set forth herein or (ii) the valuation ascribed to the common stock in a future valuation event (i.e. a private financing, a merger and acquisition transaction, strategic transaction, independent appraisal, etc.).

4.                                      Miscellaneous.

a.                                      Entire Agreement.  This Agreement constitutes the entire agreement between Holder and the Company concerning its subject matter and supersedes all prior oral and written communications between Holder and the Company with respect to the subject matter contained herein.

b.                                      Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

c.                                       Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY	U.S. DRY CLEANING SERVICES CORPORATION, a Delaware corporation

/S/ ALEX BOND
Alex M. Bond, Chief Executive Officer

HOLDER	MAXIM GROUP, LLC

	By:	JAMES SIEGEL

	Its:	Co-General Counsel

	Name:	JAMES E. SIEGEL